Exhibit 99.1

Alpha Pro Tech
 L T D.

ALPHA PRO TECH, LTD. ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2012

Second Quarter Net Income Increases to $374,000 from $304,000 in 2011 Comparable Period;
Year-to-Date Net Income Increases 131.1% to $444,000 from $192,000 in 2011 Comparable Period

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue

905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

●
For the quarter ended June 30, 2012, Disposable Protective Apparel segment sales increased 21.6% to $3.5 million from $2.9 million for the quarter ended June 30, 2011 due to strong sales to a major international supply chain partner.

●	For the quarter ended June 30, 2012, Building Supply segment sales increased to a record $6.4 million.
●	For the quarter ended June 30, 2012, net income increased 23.0% to $374,000 from $304,000 in the 2011 second quarter.

Nogales, Arizona – August 7, 2012 Alpha Pro Tech, Ltd. (NYSE MKT: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced financial results for the three and six months ended June 30, 2012.

Consolidated sales for the second quarter increased 5.6% to $10.9 million from $10.3 million for the comparable quarter of 2011.  Sales for the Disposable Protective Apparel segment for the three months ended June 30, 2012 increased by 21.6% to $3.5 million, compared to $2.9 million for the same period of 2011.  Building Supply segment sales for the three months ended June 30, 2012 increased by 1.4% to a record $6.4 million.  The sales mix of the Building Supply segment for the three months ended June 30, 2012 was 68% for synthetic roof underlayment and 32% for housewrap.  This compared to 69% for synthetic roof underlayment and 31% for housewrap for the second quarter of 2011.  Infection Control segment sales for the three months ended June 30, 2012 decreased by 12.7% to $917,000, compared to $1.1 million for the same period of 2011.  Mask sales were down by 13.9% to $577,000, and shield sales were down by 10.8% to $340,000.

Al Millar, President of Alpha Pro Tech, commented, “Overall sales increased for the second quarter of 2012 from the 2011 comparable period largely due to another strong quarter of Disposable Protective Apparel segment sales.  The sales increase in the Disposable Protective Apparel segment was primarily due to an increase in sales of disposable protective apparel to our major international supply chain partner.  With our emphasis on developing a more diversified and broader distribution strategy for our Critical Cover® protective apparel product line, we believe that we will continue to grow our market share.”

Mr. Millar concluded, “In the first quarter of 2012 we launched TECHNOply™, an economy version of our synthetic roof underlayment, to capture market share in the lower end of the market.  This product started to contribute to the top line in the second quarter of 2012 with sales of $206,000, up substantially from $16,000 in the first quarter of 2012, when the product was initially rolled out.  We anticipate continued growth from this product line.  Sales of our REX™ Wrap Fortis non-perforated breathable housewrap, introduced in 2011, continue to be slower than anticipated, but the product is expected to start contributing more significantly to the sales line when the higher-end building market improves.  We will continue to introduce new products to our Building Supply segment as we see opportunities.  We continue to be optimistic about the future of the Building Supply segment and its continued growth year over year despite the reduction in demand for our products over the last four years due to the downturn in the economy.”

Consolidated sales for the six months ended June 30, 2012 increased 6.5% to $20.5 million from $19.2 million in the comparable period of 2011.  This increase consisted of increased sales in the Building Supply and Disposable Protective Apparel segments, partially offset by decreased sales in the Infection Control segment.

Sales for the Disposable Protective Apparel segment for the six months ended June 30, 2012 increased 10.9% to $6.4 million, compared to $5.8 million for the same period of 2011.  Building Supply segment sales for the six months ended June 30, 2012 increased by 8.4% to $12.0 million, compared to $11.1 million for the same period of 2011.  The sales mix of the Building Supply segment for the six months ended June 30, 2012 was 70% for synthetic roof underlayment and 30% for housewrap.  This compares to 69% for synthetic roof underlayment and 31% for housewrap for the same period in 2011.  Infection Control segment sales for the six months ended June 30, 2012 decreased by 13.3% to $2.0 million, compared to $2.3 million for the same period of 2011.  Mask sales were down by 12.4% to $1.3 million, and sales of medical bed pads and pet beds were down $100,000 to $0, as the product line was sold in the first quarter of 2011.  Shield sales were down by 3.3% to $708,000.  The overall mask sales decrease in the first six months of 2012 was primarily due to a decline in industrial mask sales as a result of our previous largest industrial distributor launching its own line of masks, as well as a decline in medical mask sales.

Gross profit for the three months ended June 30, 2012 was essentially flat at $3.9 million, or 35.5% gross profit margin, compared to $3.9 million, or 37.7 % gross profit margin, for the same period in 2011.  Gross profit for the six months ended June 30, 2012 increased 1.9% to $7.3 million, or 35.5% gross profit margin, from $7.1 million, or 37.2% gross profit margin, for the same period of 2011.  Gross profit margin for the three months and six months was negatively impacted by the Building Supply segment margin due to increased raw material costs and competitive pricing pressures.

Selling, general and administrative expenses decreased by 2.2% to $3.2 million for the three months ended June 30, 2012 from $3.3 million for the same quarter last year.  As a percentage of net sales, selling, general and administrative expenses decreased to 29.7% for the three months ended June 30, 2012 from 32.1% for the same period of 2011.

Selling, general and administrative expenses for the six months ended June 30, 2012 decreased by 3.1% to $6.5 million from $6.7 million for the same period last year.  As a percentage of net sales, selling, general and administrative expenses decreased to 31.6% for the six months ended June 30, 2012 from 34.7% for the same period of 2011.

Net income increased by 23.0% for the three months ended June 30, 2012 to $374,000, compared to $304,000 for the three months ended June 30, 2011.  Net income as a percentage of net sales for the three months ended June 30, 2012 and 2011 was 3.4% and 3.0%, respectively. Basic and diluted earnings per common share for the three months ended June 30, 2012 and 2011 were $0.02 and $0.01, respectively.

Net income increased by 131.3% for the six months ended June 30, 2012 to $444,000, compared to $192,000 for the six months ended June 30, 2011.  Net income as a percentage of net sales for the six months ended June 30, 2012 and 2011 was 2.1% and 1.0%, respectively.  Basic and diluted earnings per common share for the six months ended June 30, 2012 and 2011 were $0.02 and $0.01, respectively.

The consolidated balance sheet remained strong with a current ratio of 35:1 as of June 30, 2012, unchanged from the current ratio as of December 31, 2011.  The Company completed the quarter with working capital of $29.5 million.

Lloyd Hoffman, Chief Financial Officer, commented, “Cash and cash equivalents decreased by 3.7%, or $275,000, to $7.2 million as of June 30, 2012, compared to $7.5 million as of December 31, 2011, but increased by 32.4%, or $1.8 million, as compared to March 31, 2012.  The decrease in cash and cash equivalents from the December 31, 2011 year-end was due to cash used in financing activities of $528,000 and cash used in investing activities of $415,000, partially offset by cash provided by operating activities of $668,000.

Inventory decreased by $1.3 million, or 8.6%, to $14.2 million as of June 30, 2012 from $15.6 million as of December 31, 2011.  The decrease was primarily due to a decrease in inventory for the Disposable Protective Apparel segment of $1.1 million, or 23.1%, to $3.5 million as of June 30, 2012.  Inventory for the Infection Control segment decreased by $164,000, or 4.3%, to $3.7 million as of June 30, 2012. Inventory for the Building Supply segment decreased by $114,000, or 1.6%, to $7.0 million as of June 30, 2012.”

Mr. Hoffman concluded, “As of June 30, 2012, we had $782,000 available for additional stock purchases under our stock repurchase program.  For the three months ended June 30, 2012, we repurchased 230,600 shares of common stock at a cost of $322,000.  For the six months ended June 30, 2012, we repurchased 381,950 shares of common stock at a cost of $528,000.  As of June 30, 2012, we had repurchased a total of 7,890,528 shares of common stock at a cost of $9,738,000 through our repurchase program.  We retire all stock upon its repurchase.  Future repurchases are expected to be funded from cash on hand and cash flows from operating activities.”

The Company currently has no outstanding debt and maintains an unused $3.5 million credit facility.  The Company believes that cash generated from operating activities, current cash balances and borrowings available under its credit facility will be sufficient to satisfy projected working capital needs and planned capital expenditures for the foreseeable future.

About Alpha Pro Tech, Ltd.
Alpha Pro Tech, Ltd. is the parent company of Alpha Pro Tech, Inc. and Alpha ProTech Engineered Products, Inc. Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech's Website at http://www.alphaprotech.com.

Certain statements made in this press release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that may predict, forecast, indicate or imply future results, performance or achievements instead of historical facts and may be identified generally by the use of forward-looking terminology and words such as “expects,” “anticipates,” “estimates,” “believes,” “predicts,” “intends,” “plans,” “potentially,” “may,” “continue,” “should,” “will” and words of similar meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, sources of capital, growth rates and future financial and operating results are forward-looking statements. We caution investors that any such forward-looking statements are only estimates based on current information and involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. We cannot give assurances that any such statements will prove to be correct. Factors that could cause actual results to differ materially from those estimated by us include the risks, uncertainties and assumptions described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release. Given these uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Tables follow

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
	2012	2011 (1)
Assets
Current assets:
Cash and cash equivalents	$7,228,000	$7,503,000
Accounts receivable, net of allowance for doubtful accounts of $61,000 and $54,000 as of June 30, 2012 and December 31, 2011	6,122,000	4,725,000
Inventories	14,225,000	15,566,000
Prepaid expenses	2,130,000	2,243,000
Deferred income taxes	620,000	572,000
Total current assets	30,325,000	30,609,000

Property and equipment, net	3,639,000	3,636,000
Goodwill	55,000	55,000
Definite-lived intangible assets, net	122,000	135,000
Equity investments in and advances to unconsolidated affiliate	2,753,000	2,435,000
Total assets	$36,894,000	$36,870,000

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$620,000	$702,000
Accrued liabilities	244,000	169,000
Total current liabilities	864,000	871,000

Deferred income taxes	824,000	823,000
Total liabilities	1,688,000	1,694,000

Shareholders' equity:
Common stock, $.01 par value: 50,000,000 shares authorized; 20,740,890 and 21,122,840 shares outstanding as of June 30, 2012 and December 31, 2011, respectively	207,000	211,000
Additional paid-in capital	21,838,000	22,248,000
Retained earnings	13,161,000	12,717,000
Total shareholders' equity	35,206,000	35,176,000
Total liabilities and shareholders' equity	$36,894,000	$36,870,000

(1)	The condensed consolidated balance sheet as of December 31, 2011 has been prepared using information from the audited balance sheet as of that date.

Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$10,851,000	$10,278,000	$20,470,000	$19,223,000
Cost of goods sold, excluding depreciation and amortization	6,999,000	6,407,000	13,193,000	12,079,000
Gross profit	3,852,000	3,871,000	7,277,000	7,144,000

Operating expenses:
Selling, general and administrative	3,224,000	3,296,000	6,474,000	6,678,000
Depreciation and amortization	209,000	206,000	425,000	449,000
Total operating expenses	3,433,000	3,502,000	6,899,000	7,127,000

Income from operations	419,000	369,000	378,000	17,000
Other income:
Equity in income of unconsolidated affiliate	171,000	107,000	318,000	234,000
Net gain on sales of assets	-	-	-	41,000
Interest, net	3,000	9,000	9,000	15,000
Total other income	174,000	116,000	327,000	290,000

Income before provision for income taxes	593,000	485,000	705,000	307,000

Provision for income taxes	219,000	181,000	261,000	115,000

Net income	$374,000	$304,000	$444,000	$192,000

Basic earnings per common share	$0.02	$0.01	$0.02	$0.01

Diluted earnings per common share	$0.02	$0.01	$0.02	$0.01

Basic weighted average common shares outstanding	20,857,189	22,427,403	20,922,638	22,431,009

Diluted weighted average common shares outstanding	20,857,189	22,427,403	20,922,638	22,431,009